Exhibit 10.22
Amendment to Employment Agreement, dated December 21, 2009, between Gui Karyo and Majesco Entertainment Company.
     WHEREAS, Majesco Entertainment Company (the “Company”), a Delaware corporation and Gui Karyo (“Executive”) entered into an employment agreement as of January 31, 2007 (the “Agreement”);
     Whereas, the Company and Executive desire to amend the Agreement to comply with Internal Revenue Code Section 409A; and
     Whereas, all capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.
     NOW THEREFORE, the Agreement is amended as follows effective January 1, 2008 unless a different effective date is specified.
     1. Section 2.2 is amended by adding the following sentence after the first sentence thereto:
          “Such annual cash bonus shall be paid within 90 days after the end of the fiscal year in which it is earned by the Executive.”
     2. Section 4.2 is amended in its entirety to read as follows:
“In the event that Executive’s employment is terminated without Cause, or due to Executive’s disability, or Executive’s resignation for Good Reason, within 60 days after the date of such termination, the Company shall continue to pay to Executive the annual Base Salary then in effect for 12 months following the date of termination on a regular payroll basis (the “Severance Payment”). In addition, the Company shall, within 60 days of Executive’s termination, pay Executive in a single lump sum payment for accrued but untaken vacation days. In addition, the Company shall continue its contributions toward Executive’s health care, dental, disability and life insurance benefits on the same basis as immediately prior to the date of termination, except as provided below, for twelve months following the date of termination. Notwithstanding the foregoing, the Company shall not be required to provide any health care, dental, disability or life insurance benefit otherwise receivable by Executive if Executive is actually covered or becomes covered by an equivalent benefit (at the same cost to Executive, if any) from another source. Any such benefit made available to Executive shall be reported to the Company.

Nothing shall be payable under this provision (other than accrued wages) unless and until after the effective date of a release that Executive executes in favor of the Company that is satisfactory to Executive and the Company and which must be executed within 45 days of the Executive’s termination of employment. In the event of a termination pursuant to Section 4.2, except for a termination for disability, all restrictions on the Restricted Stock shall lapse as of the date of termination. In the event of a termination for disability, no further restrictions shall lapse as to the Restricted Stock”
     3. Section 4.3 is amended by adding the following phrase at the end thereof:
“, which release shall be executed within forty-five (45) days of Executive’s termination of employment.”
     4. Section 4.4 is deleted in its entirety.
     5. Section 4.7 is amended in its entirety to read as follows:
“4.7 Section 409A of the Code. In any case, a Change of Control must also at least meet the requirements of a change in ownership or effective control of the Company in accordance with Section 409A(a)(2)(A)(v) of the Code and the applicable provisions of Treasury Regulations § 1.409A-3(i)(5).”
     6. Section 4.8(d) is amended by adding the term “material” in subsection (d) before the term “reduction.”
     7. Section 4.8 is amended by adding the following subsection at the end thereof:
“4.8(g) For purposes of this Agreement, Good Reason must also meet the requirements for a good reason termination in accordance with Treasury Regulation §1.409A-1(n)(2), and any successor statute, regulation and guidance thereto.”
     8. Section 4.9(b) is amended by adding the following sentence at the end thereof:
“Any Gross-Up Payment shall be paid to Executive, or for his benefit, within 30 days of the determination that the Excise Tax is applicable and, in any case, within the period prescribed under and in accordance with Treasury Regulation § 1.409A-3(i)(1)(v).”
     9. The following new Section 12 shall be added to the Employment Agreement:

“Section 12 Compliance with Section 409A of the Code
     12.1 Any applicable reimbursement or direct payment of Executive’s expenses subject to Section 409A of the Code, including, without limitation, under Section 2.5 herein, shall be made no later than the end of the calendar year following the calendar year in which such expense is incurred by the Executive. Any reimbursement or right to direct payment of Executive’s expense in one calendar year shall not affect the amount that may be reimbursed or paid for in any other calendar year and a reimbursement or payment of Executive’s expense (or right thereto) may not be exchanged or liquidated for another benefit or payment.
     12.2 Notwithstanding any other provision of this Agreement to the contrary, if any amount (including imputed income) to be paid to Executive pursuant to this Agreement as a result of Executive’s termination of employment is “deferred compensation” subject to Section 409A of the Code, and if the Executive is a “Specified Employee” (as defined under Section 409A of the Code) as of the date of Executive’s termination of employment hereunder, then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Section 409A of the Code, the payment of benefits, if any, scheduled to be paid by the Employer to Executive hereunder during the first six (6) month period following the date of a termination of employment hereunder shall not be paid until the date which is the first business day after six (6) months have elapsed since the Executive’s termination of employment for any reason other than death. Any deferred compensation payments delayed in accordance with the terms of this Section 12.2 shall be paid in a lump sum when paid and any other payments not otherwise delayed hereunder will be paid in accordance with the applicable regular schedule.
     12.3 Notwithstanding any other provision of this Agreement, if any of the benefits set forth in this Agreement are deferred compensation under Section 409A of the Code, any termination of employment or disability triggering payment of such benefits must constitute a “separation from service” or “disability”, respectively, under Section 409A of the Code before, subject to Section 12.2 of this Agreement, distribution of such benefits can commence. For purposes of clarification, this paragraph shall not cause any forfeiture of benefits on the part of the Executive, but shall only act as a delay until such time as a “separation from service” or “disability” occurs.
     12.4 Notwithstanding any other provision of this Agreement to the contrary, the Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A(a)(1) of the Code.”

     10. The Agreement, in all other respects, is hereby ratified and reaffirmed.
     IN WITNESS WHEREOF, each of the parties has caused this First Amendment to be executed as of the date first written above.

Executive:	Employer:

/s/ Gui Karyo	/s/ Jesse Sutton

Gui Karyo	Majesco Entertainment Company